Exhibit 99.1

Recruiting, Regulatory Clarity, and Exceptional Financial Performance
Underscore Walker & Dunlop Q3 Results

THIRD QUARTER 2019 HIGHLIGHTS

•	Total transaction volume of $8.9 billion, up 16% from Q3'18
•	Total revenues of $212.3 million, up 15% from Q3'18
•	Net income of $44.0 million, up 17% from Q3'18 and diluted earnings per share of $1.39, up 21% from Q3’18
•	Adjusted EBITDA[1] of $54.5 million, down 6% from Q3'18
•	Servicing portfolio of $91.8 billion at September 30, 2019, up 14% from September 30, 2018
•	Declared dividend of $0.30 per share for the quarter

YEAR-TO-DATE 2019 HIGHLIGHTS

•	Total transaction volume of $22.2 billion, up 19% from 2018
•	Total revenues of $600.0 million, up 18% from 2018
•	Net income of $130.5 million, up 13% from 2018 and diluted earnings per share of $4.11, up 15% from 2018
•	Adjusted EBITDA of $183.8 million, up 15% over 2018

Bethesda, MD – November 6, 2019 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”), one of the fastest growing commercial real estate finance companies in the United States, reported third quarter 2019 total revenues of $212.3 million, an increase of 15% over the third quarter of 2018. Net income for the third quarter of 2019 was $44.0 million, or $1.39 per diluted share, up 17% and 21% from the third quarter of last year, respectively. Total transaction volume grew 16% from the prior-year quarter to $8.9 billion, with mortgage banking volume up 8% and property sales volume up 83%. The Company’s Board of Directors declared a dividend of $0.30 per share for the quarter.

“Q3 of 2019 was one of the strongest quarters in our Company’s history due to unprecedented recruiting success, regulatory clarity from the FHFA, the implementation of exciting technological solutions, and fantastic financial results,” stated Walker & Dunlop Chairman and CEO Willy Walker. “Consolidation in the real estate services industry has left Walker & Dunlop somewhat uniquely positioned as the financial services company with big company capabilities yet the touch and feel of a family-owned business, and that positioning and company culture is what drove our fantastic recruiting success this quarter. The FHFA’s announcement of the 2020 GSE Scorecard established the significant role the new regulator would like to see Fannie Mae and Freddie Mac continue to play in the multifamily financing industry. The technologies we have implemented to create efficiencies and drive incremental sales are showing promising results. And our financial performance was simply fantastic, particularly during a quarter when we on-boarded so many new employees. All of these factors position Walker & Dunlop very well for continued growth.”

Third Quarter 2019 Earnings Release

THIRD QUARTER 2019 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q3 2019	Q3 2018	$ Variance	% Variance
Fannie Mae	$2,012,291	$1,697,165	$315,126	19%
Freddie Mac	1,747,316	2,225,089	(477,773)	(21)
Ginnie Mae - HUD	281,249	197,428	83,821	42
Brokered	3,100,717	2,396,258	704,459	29
Principal Lending and Investing[2]	149,800	253,751	(103,951)	(41)
Mortgage banking volume	$7,291,373	$6,769,691	$521,682	8%
Property sales volume	1,615,963	882,100	733,863	83
Total transaction volume	$8,907,336	$7,651,791	$1,255,545	16%

Discussion of Results:

•

We continue to see high demand for debt financing due to the strength of the U.S. commercial real estate market, strong macro conditions, and low interest rate environment. In addition, steady household formation and a lack of supply of single-family housing is driving persistent demand for multifamily rental properties. For the last two years, multifamily debt financing activity has represented at least 80% of our total mortgage banking volumes.

•	In addition, an 18% year-over-year increase in the number of bankers and brokers on the platform has fueled growth in total transaction volume.
•

Fannie Mae and Freddie Mac mortgage banking volumes benefitted from year-over-year growth by the GSEs combined with our brand and reputation as a top GSE lender, which allowed our team to capture significant deal flow.

•	The increase in HUD volume was largely due to the $104 million increase in construction financing year over year.
•

Record brokered volume in the third quarter of 2019 reflects the growth in our team of mortgage bankers, continued market demand for all commercial real estate property types, and strong execution by our team.

•

The decrease in principal lending and investing volume, which includes interim loans, originations for JCR separate accounts, and joint venture equity investments, was primarily due to a year-over-year decrease in interim loans originated for the joint venture in the quarter.

The substantial increase in property sales volume was the result of the investments we have made to expand the number of property sales brokers on the platform, coupled with strong fundamentals supporting the multifamily market and continued investor appetite for multifamily assets.

MANAGED PORTFOLIO
(dollars in thousands)	Q3 2019	Q3 2018	$ Variance	% Variance
Fannie Mae	$39,429,007	$34,737,863	$4,691,144	14%
Freddie Mac	32,395,360	29,084,202	3,311,158	11
Ginnie Mae - HUD	9,998,018	9,775,743	222,275	2
Brokered	9,628,896	6,753,234	2,875,662	43
Principal Lending and Investing	303,218	134,592	168,626	125
Total servicing portfolio	$91,754,499	$80,485,634	$11,268,865	14%
Assets under management	1,620,603	1,130,595	490,008	43
Total Managed Portfolio	$93,375,102	$81,616,229	$11,758,873	14%
Weighted-average servicing fee rate (basis points)	23.3	25.0
Weighted-average remaining servicing portfolio term (years)	9.6	9.8

Third Quarter 2019 Earnings Release

Discussion of Results:

•

During the third quarter of 2019, we added $1.9 billion of net loans to our servicing portfolio, most of which were Fannie Mae and Freddie Mac loans. Over the past 12 months, we added $11.3 billion of net loans to our servicing portfolio, 71% of which were Fannie Mae and Freddie Mac loans.

•

Our servicing portfolio has experienced steady growth over the past year due to our significant mortgage banking volumes, relatively few maturities, and an acquisition of a small debt brokerage company and its related brokered servicing in the fourth quarter of 2018.

•

The decrease in the weighted-average servicing fee was the result of the net addition of $6.4 billion of Freddie Mac, HUD, and brokered loans serviced compared to a net increase of only $4.7 billion of Fannie Mae loans serviced during the past 12 months, as Fannie Mae loans have the highest servicing fees of all the loan types we service because we share in the risk of loss. Additionally, the weighted-average servicing fee on our new Fannie Mae originations is less than the weighted-average servicing fee of Fannie Mae loans that have matured or prepaid over the past year.

•	Only $4.0 billion of Agency loans in our servicing portfolio with a weighted-average servicing fee of 25.1 basis points are scheduled to mature over the next two years.
•	We added net mortgage servicing rights (“MSRs”) of $9.3 million during the quarter and $50.2 million over the past 12 months.
•	The MSRs associated with our servicing portfolio had a fair value of $884.4 million as of September 30, 2019, compared to $857.0 million as of September 30, 2018.
•

Assets under management as of September 30, 2019 consisted of $1.0 billion of loans and funds managed by our registered investment adviser, JCR Capital Investment Corporation, and $0.6 billion of loans we manage for our interim lending joint venture and for an affiliate of Blackstone Mortgage Trust. The year-over-year increase is related to JCR Capital’s fundraising activity over the past 12 months and growth in the interim lending joint venture.

REVENUES
(dollars in thousands)	Q3 2019	Q3 2018	$ Variance	% Variance
Loan origination fees	$65,144	$59,594	$5,550	9%
Gains attributable to MSRs	50,785	39,576	11,209	28
Gains from mortgage banking activities	115,929	99,170	16,759	17
Servicing fees	54,219	50,781	3,438	7
Net warehouse interest income, LHFS	909	2,295	(1,386)	(60)
Net warehouse interest income, LHFI	5,263	1,585	3,678	232
Escrow earnings and other interest income	15,163	11,938	3,225	27
Property sales broker fees	9,575	5,901	3,674	62
Other revenues	11,209	12,987	(1,778)	(14)
Total revenues	$212,267	$184,657	$27,610	15%
Key revenue metrics (as a percentage of mortgage banking volume):
Origination related fees[3]	0.91%	0.89%
Gains attributable to MSRs[3]	0.71	0.61
Gains attributable to MSRs - Agency loans[4]	1.26	0.96

Discussion of Results:

•	The increase in loan origination fees was primarily the result of the 8% increase in overall mortgage banking volume.

Third Quarter 2019 Earnings Release

•

In addition to the increase in overall mortgage banking volume, a 13% year-over-year increase in the weighted-average servicing fee rate on Fannie Mae mortgage banking volume and an increase in the percentage of overall mortgage banking volume from Fannie Mae loans led to the increase in gains attributable to MSRs.

•

The $11.3 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year, partially offset by the decline in the servicing portfolio’s weighted-average servicing fee.

•

The decrease in net warehouse interest income from loans held for sale (“LHFS”) was due to a significantly lower net interest margin year over year resulting from a flattening of the yield curve and the tightening of credit spreads and a decrease in the average balance of LHFS oustanding.

•

The increase in net warehouse interest income from loans held for investment (“LHFI”) was due to a larger average balance of loans outstanding and an increase in the spread, as we fully funded with corporate cash a large loan in the fourth quarter of 2018, the majority of which was still outstanding as of September 30, 2019.

•

Escrow earnings and other interest income benefitted from a 6% increase in the average balance of escrow accounts outstanding from the third quarter of 2018 to the third quarter of 2019 due to the net increase in the servicing portfolio. Additionally, the average earnings rate increased due to an increase in short-term interest rates year over year, upon which our earnings rates are based.

•	The increase in property sales broker fees was primarily the result of the large increase in property sales volume year over year.
•	The decrease in other revenues was principally due to decreases in prepayment fees and income from preferred equity investments.

EXPENSES
(dollars in thousands)	Q3 2019	Q3 2018	$ Variance	% Variance
Personnel	$93,057	$79,776	$13,281	17%
Amortization and depreciation	37,636	36,739	897	2
Provision (benefit) for credit losses	(772)	519	(1,291)	(249)
Interest expense on corporate debt	3,638	2,429	1,209	50
Other operating expenses	19,393	14,535	4,858	33
Total expenses	$152,952	$133,998	$18,954	14%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	44%	43%
Other operating expenses	9	8

Discussion of Results:

•

The growth in personnel expenses was largely the result of a 13% increase in average headcount and associated salaries and benefits as we continue to scale our business through strategic acquisitions and organic hiring and a substantial increase in commissions expense driven by greater total transaction volume.

•

The increase in other operating expenses stemmed primarily from increased office and travel costs due to the increase in our average headcount year over year and additional costs for recruiting to support the growth of our mortgage banker and property sales broker teams in 2019.

Third Quarter 2019 Earnings Release

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q3 2019	Q3 2018	$ Variance	% Variance
Walker & Dunlop net income	$44,043	$37,716	$6,327	17%
Adjusted EBITDA	54,539	58,323	(3,784)	(6)
Diluted EPS	$1.39	$1.15	$0.24	21%
Operating margin	28%	27%
Return on equity	18	17

Discussion of Results:

•	The increase in net income was the result of a 17% increase in income from operations as the growth in total revenues outpaces the growth in total expenses.
•	The decrease in adjusted EBITDA was largely due to the higher personnel expenses and other operating expenses, partially offset by smaller increases in all our revenue streams.
•	The increase in return on equity is primarily related to the year-over-year increase in net income.

KEY CREDIT METRICS
(dollars in thousands)	Q3 2019	Q3 2018	$ Variance	% Variance
At risk servicing portfolio[5]	$36,005,403	$31,152,864	$4,852,539	16%
Maximum exposure to at risk portfolio[6]	7,360,037	6,406,925	953,112	15
Defaulted loans	$20,981	$11,103	$9,878	89%
Key credit metrics (as a percentage of the at risk portfolio):
Defaulted loans	0.06%	0.04%
Allowance for risk-sharing	0.02	0.01
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.10%	0.07%
Allowance for risk-sharing and guaranty obligation	0.81	0.77

Discussion of Results:

•

Our at risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae volume during the past 12 months. There was one defaulted loan in our at risk servicing portfolio at September 30, 2019 which defaulted and was provisioned for during the first quarter of 2019. No adjustments were made to that specific loan provision during the third quarter of 2019. All other loans in the at risk portfolio are current and performing as of September 30, 2019.

•

The on-balance sheet interim loan portfolio, which is comprised of loans for which the Company has full risk of loss, was $387.5 million at September 30, 2019 compared to $134.6 million at September 30, 2018. There was one defaulted loan in our interim loan portfolio at September 30, 2019, which defaulted and was provisioned for during the first quarter of 2019. In July 2019, a plan was agreed upon to recapitalize the project, bring in new property management, and extend the delinquent loan to allow the sponsor to correct weaknesses in the property. All other loans in the on-balance sheet interim loan portfolio are current and performing as of September 30, 2019. The interim loan joint venture holds $537.7 million of loans as of September 30, 2019, for which the Company indirectly shares in a small portion of the risk of loss. All loans in the interim loan joint venture are current and performing as of September 30, 2019.

Third Quarter 2019 Earnings Release

YEAR-TO-DATE 2019 OPERATING RESULTS

Total transaction volume for the nine months ended September 30, 2019 was $22.2 billion, an 19% increase from the same period last year.

Total revenues for the nine months ended September 30, 2019 were $600.0 million compared to $510.3 million for the same period last year, an 18% increase. The change in total revenues was largely driven by (i) a 14% increase in gains from mortgage banking activities largely related to an increase in mortgage banking volume, particularly with Fannie Mae, (ii) an 8% increase in servicing fees related to growth in our servicing portfolio, (iii) a 54% increase in escrow earnings and other interest income resulting from an increase in escrow balances and a higher escrow earnings rate, (iv) a 141% increase in net warehouse interest income as a result of a substantially larger average balance of loans held for investment, and (v) 31% growth in other revenues due to increases in property sales broker fees and prepayment fees.

Total expenses for the nine months ended September 30, 2019 and 2018 were $427.7 million and $362.8 million, respectively. The 18% increase in total expenses was due to increases in all expense types. Personnel expense increased 21% year over year mostly due to increases in (i) salaries and benefits expenses resulting from a rise in average headcount due to the continued growth of our business, (ii) commissions expense resulting from growth in total transaction volume, and (iii) bonus expense resulting from improved company financial performance year over year. Personnel expenses as a percentage of total revenues increased from 40% in 2018 to 42% in 2019. Amortization and depreciation costs increased 7% due to an increase in the average balance of MSRs outstanding and an increase in write offs due to prepayments year over year. Provision for credit losses increased year over year as we experienced two defaults during the first quarter of 2019 on loans for which we have credit risk: a $21.0 million loan in our at risk servicing portfolio and a $14.7 million loan in our interim lending portfolio. The credit quality in the remainder of our at risk servicing and interim loan portfolios remain strong, as seen in the credit quality statistics shown in the Key Credit Metrics section above. Interest expense on corporate debt increased 59% as the balance of our long-term debt increased, partially offset by a decrease in the interest rate. Other operating expenses increased 21% largely due to increases in office and travel expenses due to the increase in average headcount year over year and other professional expenses.

Operating margin for the nine months ended September 30, 2019 was in line with 2018 at 29%.

Net income for the nine months ended September 30, 2019 was $130.5 million compared to net income of $115.7 million for the same period last year, a 13% increase. The increase in net income was the result of a 17% increase in income from operations, as growth in total revenues outpaced growth in total expenses, partially offset by an increase in the effective tax rate from 22% during the first nine months of 2018 to 24% for the first nine months of 2019. The increase in the effective tax rate was due to lower realizable excess tax benefits year over year due primarily to (i) a substantial reduction in the number of options exercised in 2019 than in 2018 and (ii) lower executive compensation deductions in 2019 than in 2018 as a result of the 2017 Tax Cuts and Jobs Act.

For the nine months ended September 30, 2019 and 2018, adjusted EBITDA was $183.8 million and $160.4 million, respectively. The 15% year-over-year increase was driven by growth in origination fees, servicing fees, net warehouse interest income, escrow earnings and other interest income, and other revenues, partially offset by increases in personnel expense and other operating expenses.

For the nine months ended September 30, 2019 and 2018, return on equity was 19% and 18%, respectively.

DIVIDENDS AND SHARE REPURCHASES

On November 5, 2019, our Board of Directors declared a dividend of $0.30 per share for the third quarter 2019. The dividend will be paid December  9, 2019 to all holders of record of our restricted and unrestricted common stock and restricted stock units as of November 22, 2019.

On February 5, 2019, the Company’s Board of Directors authorized the repurchase of up to $50.0 million of the Company’s outstanding common stock over a one-year period beginning February 11, 2019. During the third quarter of 2019, we repurchased 50 thousand

Third Quarter 2019 Earnings Release

shares of our common stock at a weighted average price of $52.83 per share.  We have $45.8 million of share repurchase capacity remaining under our 2019 share repurchase program.

Purchases made pursuant to the program will be made in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

1  Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

2  Includes mortgage banking volumes from our interim loan platform, our interim loan joint venture, and JCR separate accounts.

3  Excludes the income and mortgage banking volume from Principal Lending and Investing.

4  The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.

5  At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

6  Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, November 6, 2019 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (866) 342-8591 from within the United States or (203) 518-9713 from outside the United States and are asked to reference the Conference ID: WDQ319. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate services and finance companies in the United States providing financing and property sales to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, has over 800 professionals in 32 offices across the nation with an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, and non-cash revenues such as gains attributable to MSRs. Additionally, adjusted EBITDA further excludes other significant activities that are not part of our ongoing operations. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled

Third Quarter 2019 Earnings Release

definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering.

•	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
•	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
•	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K and any updates or supplements in our most-recent Quarterly Report on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Duffey	Susan Weber
Vice President, Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Unaudited

	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
(in thousands)
Assets
Cash and cash equivalents	$65,641	$74,184	$109,862	$90,058	$165,062
Restricted cash	9,138	15,454	17,561	20,821	16,226
Pledged securities, at fair value	120,302	119,289	117,566	116,331	109,062
Loans held for sale, at fair value	1,259,075	1,302,938	1,226,380	1,074,348	2,134,190
Loans held for investment, net	454,430	432,593	471,561	497,291	203,824
Servicing fees and other receivables, net	56,149	51,982	52,643	50,419	49,457
Derivative assets	25,554	22,420	27,605	35,536	28,182
Mortgage servicing rights	697,350	688,027	677,946	670,146	647,188
Goodwill and other intangible assets	183,122	183,286	183,449	177,093	157,077
Other assets	110,240	104,044	84,320	50,014	57,968
Total assets	$2,981,001	$2,994,217	$2,968,893	$2,782,057	$3,568,236

Liabilities
Accounts payable and other liabilities	$335,119	$311,950	$306,515	$312,949	$275,460
Performance deposits from borrowers	8,711	14,737	17,471	20,335	16,122
Derivative liabilities	17,726	35,122	29,891	32,697	524
Guaranty obligation, net	52,656	51,414	49,376	46,870	44,413
Allowance for risk-sharing obligations	7,256	7,964	6,682	4,622	4,663
Warehouse notes payable	1,263,036	1,313,955	1,335,461	1,161,382	2,156,999
Note payable	294,255	294,840	295,425	296,010	163,626
Total liabilities	$1,978,759	$2,029,982	$2,040,821	$1,874,865	$2,661,807

Equity
Preferred shares	$—	$—	$—	$—	$—
Common stock	300	300	300	295	304
Additional paid-in capital	231,297	227,621	223,742	235,152	240,721
Accumulated other comprehensive income (loss)	1,015	892	226	(75)	(71)
Retained earnings	763,195	730,562	698,894	666,752	660,102
Total stockholders’ equity	$995,807	$959,375	$923,162	$902,124	$901,056
Noncontrolling interests	6,435	4,860	4,910	5,068	5,373
Total equity	$1,002,242	$964,235	$928,072	$907,192	$906,429
Commitments and contingencies	—	—	—	—	—
Total liabilities and equity	$2,981,001	$2,994,217	$2,968,893	$2,782,057	$3,568,236

Third Quarter 2019 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

Unaudited

	Quarterly Trends					Nine months ended
						September 30,
(in thousands, except per share amounts)	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018	2019	2018
Revenues
Gains from mortgage banking activities	$115,929	$106,881	$98,735	$124,166	$99,170	$321,545	$282,916
Servicing fees	54,219	53,006	52,199	52,092	50,781	159,424	148,138
Net warehouse interest income	6,172	6,411	7,021	5,902	3,880	19,604	8,129
Escrow earnings and other interest income	15,163	14,616	14,068	14,423	11,938	43,847	28,562
Other	20,784	19,411	15,414	18,350	18,888	55,609	42,568
Total revenues	$212,267	$200,325	$187,437	$214,933	$184,657	$600,029	$510,313

Expenses
Personnel	$93,057	$84,398	$71,631	$90,828	$79,776	$249,086	$206,475
Amortization and depreciation	37,636	37,381	37,903	36,271	36,739	112,920	105,863
Provision for credit losses	(772)	961	2,675	(34)	519	2,864	842
Interest expense on corporate debt	3,638	3,777	3,652	3,179	2,429	11,067	6,951
Other operating expenses	19,393	16,830	15,492	19,359	14,535	51,715	42,662
Total expenses	$152,952	$143,347	$131,353	$149,603	$133,998	$427,652	$362,793
Income from operations	$59,315	$56,978	$56,084	$65,330	$50,659	$172,377	$147,520
Income tax expense	15,246	14,832	12,024	19,885	12,902	42,102	32,023
Net income before noncontrolling interests	$44,069	$42,146	$44,060	$45,445	$37,757	$130,275	$115,497
Less: net income (loss) from noncontrolling interests	26	(50)	(158)	(305)	41	(182)	(192)
Walker & Dunlop net income	$44,043	$42,196	$44,218	$45,750	$37,716	$130,457	$115,689
Other comprehensive income (loss), net of tax:
Net change in unrealized gains and losses on pledged available-for-sale securities	123	666	301	(4)	16	1,090	(164)
Walker & Dunlop comprehensive income	$44,166	$42,862	$44,519	$45,746	$37,732	$131,547	$115,525

Basic earnings per share	$1.42	$1.36	$1.44	$1.47	$1.20	$4.22	$3.69
Diluted earnings per share	1.39	1.33	1.39	1.41	1.15	4.11	3.56
Cash dividends declared per common share	0.30	0.30	0.30	0.25	0.25	0.90	0.75

Basic weighted average shares outstanding	29,987	29,985	29,680	30,109	30,423	29,885	30,234
Diluted weighted average shares outstanding	30,782	30,744	30,684	31,265	31,606	30,742	31,401

Third Quarter 2019 Earnings Release

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends					Nine months ended
						September 30,
(dollars in thousands, except per share data)	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018	2019	2018
Transaction Volume:
Components of Mortgage Banking Volume
Fannie Mae	$2,012,291	$2,357,560	$1,982,810	$2,598,306	$1,697,165	$6,352,661	$5,207,211
Freddie Mac	1,747,316	1,532,939	1,573,634	2,110,741	2,225,089	4,853,889	4,861,557
Ginnie Mae - HUD	281,249	191,502	178,258	218,447	197,428	651,009	780,554
Brokered (1)	3,100,717	1,945,006	1,434,129	2,771,613	2,396,258	6,479,852	5,626,515
Principal Lending and Investing (2)	149,800	177,844	75,862	644,464	253,751	403,506	514,819
Total Mortgage Banking Volume	$7,291,373	$6,204,851	$5,244,693	$8,343,571	$6,769,691	$18,740,917	$16,990,656
Property Sales Volume	1,615,963	1,101,518	696,611	1,009,885	882,100	3,414,092	1,703,420
Total Transaction Volume	$8,907,336	$7,306,369	$5,941,304	$9,353,456	$7,651,791	$22,155,009	$18,694,076

Key Performance Metrics:
Operating margin	28%	28%	30%	30%	27%	29%	29%
Return on equity	18	18	20	20	17	19	18
Walker & Dunlop net income	$44,043	$42,196	$44,218	$45,750	$37,716	$130,457	$115,689
Adjusted EBITDA (3)	54,539	62,609	66,684	59,639	58,323	183,831	160,442
Diluted EPS	1.39	1.33	1.39	1.41	1.15	4.11	3.56

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	44%	42%	38%	42%	43%	42%	40%
Other operating expenses	9	8	8	9	8	9	8
Key Revenue Metrics (as a percentage of mortgage banking volume):
Origination related fees (4)	0.91%	1.08%	1.11%	0.91%	0.89%	1.02%	0.98%
Gains attributable to MSRs (4)	0.71	0.68	0.79	0.69	0.61	0.73	0.72
Gains attributable to MSRs - Agency (5)	1.26	1.01	1.10	1.08	0.96	1.12	1.10

Other Data:
Market capitalization at period end	$1,772,272	$1,636,483	$1,564,461	$1,310,151	$1,650,392
Closing share price at period end	$55.93	$53.21	$50.91	$43.25	$52.88
Average headcount	775	735	732	709	687

Components of Servicing Portfolio:
Fannie Mae	$39,429,007	$38,236,807	$36,835,756	$35,983,178	$34,737,863
Freddie Mac	32,395,360	31,811,145	31,367,939	30,350,724	29,084,202
Ginnie Mae - HUD	9,998,018	10,066,874	9,986,488	9,944,222	9,775,743
Brokered (6)	9,628,896	9,535,470	9,227,409	9,127,640	6,753,234
Principal Lending and Investing (7)	303,218	246,729	274,090	283,498	134,592
Total Servicing Portfolio	$91,754,499	$89,897,025	$87,691,682	$85,689,262	$80,485,634
Assets under management (8)	1,620,603	1,595,446	1,427,334	1,442,735	1,130,595
Total Managed Portfolio	$93,375,102	$91,492,471	$89,119,016	$87,131,997	$81,616,229

Key Servicing Portfolio Metrics (end of period):
Weighted-average servicing fee rate (bps)	23.3	23.4	24.0	24.3	25.0
Weighted-average remaining term (years)	9.6	9.8	9.8	9.8	9.8

(1)	Brokered transactions for life insurance companies, commercial mortgage backed securities, commercial banks, and other capital sources.
(2)	Includes mortgage banking volumes from our interim lending platform, our interim lending joint venture, and JCR separate accounts.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	Excludes the income and mortgage banking volume from Principal Lending and Investing.
(5)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.
(6)	Brokered loans serviced primarily for life insurance companies.
(7)	Consists of interim loans not managed for our interim loan joint venture.
(8)	Interim loans serviced for our interim loan joint venture and JCR assets under management.

Third Quarter 2019 Earnings Release

KEY CREDIT METRICS

Unaudited

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2019	2019	2019	2018	2018
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$32,291,310	$30,996,641	$29,810,556	$28,807,241	$27,432,284
Fannie Mae Modified Risk	7,067,397	7,180,234	6,958,339	7,112,702	7,234,366
Freddie Mac Modified Risk	52,828	52,938	52,948	52,959	53,074
Total risk-sharing servicing portfolio	$39,411,535	$38,229,813	$36,821,843	$35,972,902	$34,719,724

Non-risk-sharing servicing portfolio:
Fannie Mae No Risk	$70,300	$59,932	$66,861	$63,235	$71,213
Freddie Mac No Risk	32,342,532	31,758,207	31,314,991	30,297,765	29,031,128
GNMA - HUD No Risk	9,998,018	10,066,874	9,986,488	9,944,222	9,775,743
Brokered	9,628,896	9,535,470	9,227,409	9,127,640	6,753,234
Total non-risk-sharing servicing portfolio	$52,039,746	$51,420,483	$50,595,749	$49,432,862	$45,631,318
Total loans serviced for others	$91,451,281	$89,650,296	$87,417,592	$85,405,764	$80,351,042
Interim loans (full risk) servicing portfolio	303,218	246,729	274,090	283,498	134,592
Total servicing portfolio unpaid principal balance	$91,754,499	$89,897,025	$87,691,682	$85,689,262	$80,485,634

Interim Loan Joint Venture Managed Loans (1)	$607,769	$574,430	$413,421	$404,670	$292,801

At risk servicing portfolio (2)	$36,005,403	$34,795,771	$33,438,052	$32,533,838	$31,152,864
Maximum exposure to at risk portfolio (3)	7,360,037	7,118,314	6,985,874	6,666,082	6,406,925
Defaulted loans	20,981	20,981	20,981	11,103	11,103
Specifically identified at risk loan balances associated with allowance for risk-sharing obligations	20,981	20,981	20,981	11,103	11,103

Defaulted loans as a percentage of the at risk portfolio	0.06%	0.06%	0.06%	0.03%	0.04%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.02	0.02	0.02	0.01	0.01
Allowance for risk-sharing as a percentage of the specifically identified at risk loan balances	34.58	37.96	31.85	41.63	42.00
Allowance for risk-sharing as a percentage of maximum exposure	0.10	0.11	0.10	0.07	0.07
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.81	0.83	0.80	0.77	0.77

(1)

Consists of $70.1 million of loans managed directly for our interim loan joint venture partner and interim loan joint venture managed loans. We indirectly share in a portion of the risk of loss associated with interim loan joint venture managed loans through our 15% equity ownership in the joint venture. We have no exposure to risk of loss for the loans serviced directly for our interim loan joint venture partner. The balance of this line is included as a component of assets under management in the Supplemental Operating Data table.

(2)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio. For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(3)

Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Third Quarter 2019 Earnings Release

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	Quarterly Trends					Nine months ended
						September 30,
(in thousands)	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018	2019	2018
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$44,043	$42,196	$44,218	$45,750	$37,716	$130,457	$115,689
Income tax expense	15,246	14,832	12,024	19,885	12,902	42,102	32,023
Interest expense on corporate debt	3,638	3,777	3,652	3,179	2,429	11,067	6,951
Amortization and depreciation	37,636	37,381	37,903	36,271	36,739	112,920	105,863
Provision (benefit) for credit losses	(772)	961	2,675	(34)	519	2,864	842
Net write-offs	—	—	—	—	—	—	—
Stock compensation expense	5,533	4,733	7,150	5,572	7,594	17,416	18,387
Gains attributable to mortgage servicing rights (1)	(50,785)	(41,271)	(40,938)	(53,088)	(39,576)	(132,995)	(119,313)
Unamortized issuance costs from early debt extinguishment	—	—	—	2,104	—	—	—
Adjusted EBITDA	$54,539	$62,609	$66,684	$59,639	$58,323	$183,831	$160,442

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.